================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ______________________

                                   FORM 8-K/A
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                             ______________________

         Date of Report (Date of earliest event reported): May 31, 2002

                               BJ SERVICES COMPANY

             (Exact name of registrant as specified in its charter)

               Delaware                  001-10570               63-0084140
   (State or other jurisdiction of  (Commission File Number)  (I.R.S. Employer
            incorporation)                                   Identification No.)


                          5500 Northwest Central Drive
                              Houston, Texas                       77092
               (Address of principal executive offices)          (Zip Code)


       Registrant's telephone number, including area code: (713) 462-4239

================================================================================

Item 2.  Acquisition or Disposition of Assets

A current report on Form 8-K, dated and filed June 14, 2002, reported that on May 31, 2002 BJ Services Company acquired OSCA, Inc. This Form 8-K/A amends such current report on Form 8-K to include Item 7(a)(i) Audited Financial Statements of the Business Acquired, Item 7(a)(ii) Unaudited Financial Statements of the Business Acquired, and Item 7(b) Pro Forma Financial Information.

Item 5. Other Events and Regulation FD Disclosure

On April 4, 2002, a Federal Court jury in Houston, Texas reached a verdict in the lawsuit against OSCA and other defendants (see Note 6 of the notes to the condensed consolidated financial statements in OSCA's quarterly report to shareholders for the fiscal quarter ended March 31, 2002). The jury found OSCA's share of the damages to be approximately $13.3 million. OSCA's claims against various insurers and its former insurance broker remain pending. The insurance coverage issues have been submitted to the Court and we are currently awaiting a decision. In the interim, the litigation against the former broker has been abated. Further, the court has delayed entry of the final judgment of the jury's verdict pending a ruling on the insurance coverage issues.

Reference is made to the bromenated products supply agreement between OSCA and Great Lakes Corporation. As part of the OSCA acquisition agreements, Great Lakes agreed to give BJ Services Company a 90-day period following closing in which BJ Services Company can elect to terminate this supply agreement.

Item 7.  Financial Statements and Exhibits

         (a)(i)   Audited financial statements of the Business Acquired.

                         Report of Independent Auditors

The Board of Directors and Stockholders
OSCA, Inc.

We have audited the accompanying consolidated balance sheet of OSCA, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statement of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OSCA, Inc. and subsidiaries at December 31, 2001, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Indianapolis, Indiana
January 21, 2002, except for Note 17,
         as to which the date is April 4, 2002
         and Note 18, as to which the date is May 31, 2002

                                   OSCA, INC.
                           CONSOLIDATED BALANCE SHEET
                        (in thousands, except share data)

--------------------------------------------------------------------------------

                                                                                                   December 31,
                                                                                                   ------------
                                                                                                       2001
                                                                                                   ------------
                                     ASSETS
Current Assets
  Cash and cash equivalents                                                                      $        8,487
  Accounts and notes receivable, less allowance for                                                      37,497
  doubtful accounts of  $543
  Inventories                                                                                            28,490
  Prepaid expenses and other current assets                                                               1,748
  Deferred income taxes                                                                                   2,311
                                                                                                 --------------
Total current assets                                                                                     78,533

Property and equipment, net                                                                              51,256
Goodwill, less accumulated amortization of $4,478                                                         6,572
Other assets                                                                                              1,425
                                                                                                 --------------
Total Assets                                                                                     $      137,786
                                                                                                 ==============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                                                               $       15,511
  Accrued liabilities                                                                                     5,242
  Income taxes payable                                                                                    2,117
  Current portion of notes payable                                                                          118
  Due to Great Lakes                                                                                      4,406
                                                                                                 --------------
Total current liabilities                                                                                27,394

Notes payable                                                                                            27,118
Other long-term liabilities                                                                                 970
Deferred income taxes                                                                                     3,714
                                                                                                 --------------
Total liabilities                                                                                        59,196
                                                                                                 --------------
Commitments and Contingencies
Stockholders' Equity
     Class A common stock, $.01 par value, 25,000,000 shares authorized,
         6,945,019 shares issued and outstanding                                                             69
     Class B common stock, $.01 par value, 40,000,000 shares authorized,
         7,900,000 shares issued and outstanding                                                             79
Additional paid-in capital                                                                               90,876
Retained deficit                                                                                        (10,565)
Accumulated other comprehensive loss                                                                     (1,869)
                                                                                                 --------------
Total stockholders' equity                                                                               78,590
                                                                                                 --------------
Total Liabilities and Stockholders' Equity                                                       $      137,786
                                                                                                 ==============

          See accompanying notes to consolidated financial statements.

                                   OSCA, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                      (in thousands, except per share data)
--------------------------------------------------------------------------------

                                                                    Year ended
                                                                   December 31,
                                                                   ------------
                                                                       2001
                                                                   ------------

Net revenue                                                        $  176,021

Operating expenses:
  Cost of goods sold and services                                     134,620
  Selling, general and administrative                                  23,203
  Amortization of intangibles                                             453
                                                                   ----------
    Total operating expenses                                          158,276
                                                                   ----------
Operating income                                                       17,745

Interest expense                                                        1,512
Interest income                                                          (285)
Foreign currency losses                                                   368
Other expense - net                                                       418
                                                                   ----------
Income before income taxes                                             15,732

Income tax provision                                                    6,012
                                                                   ----------
Net income                                                         $    9,720
                                                                   ==========

Earnings per share:
     Basic                                                         $     0.66
     Diluted                                                       $     0.65

     Weighted-average shares outstanding                               14,841

     Weighted-average shares outstanding
        assuming dilution                                              14,909

          See accompanying notes to consolidated financial statements.

                                   OSCA, INC.
       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)
--------------------------------------------------------------------------------

                                                                                Accumulated
                                                  Additional     Retained          Other
                                       Common      Paid-in       Earnings       Comprehensive      Comprehensive
                                       Stock       Capital       (Deficit)      Income (Loss)          Income
                                     ---------   ------------   ------------    -------------      -------------
Balance at January 1, 2001           $     148   $     90,798   $    (20,285)     $  (1,940)

Net income                                                             9,720                         $   9,720
Exercise of stock options                                  78
For. currency trans. adj.                                                                71                 71
                                     ---------   ------------   ------------      ---------          ---------

Balance at Dec. 31, 2001             $     148   $     90,876   $    (10,565)     $  (1,869)         $   9,791
                                     =========   ============   ============      =========          =========

          See accompanying notes to consolidated financial statements.

                                   OSCA, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)
--------------------------------------------------------------------------------

                                                                                        Year ended
                                                                                       December 31,
                                                                                       ------------
                                                                                           2001
                                                                                       ------------
Cash flows from operating activities:
Net income                                                                             $    9,720

Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization of intangibles                                              9,152
  Deferred income taxes                                                                       200
  Loss on sale of property and equipment                                                       61
Changes in operating assets and liabilities:
  Accounts and notes receivable, net                                                        3,086
  Inventories                                                                              (1,276)
  Prepaid expenses and other current assets                                                  (424)
  Accounts payable                                                                          4,019
  Due to Great Lakes                                                                        1,113
  Accrued and other liabilities                                                             1,550
  Other                                                                                      (135)
                                                                                       ----------
Net cash provided by operating activities                                                  27,066

Cash flows from investing activities:
Additions to property and equipment                                                       (19,765)
Proceeds from sale of property and equipment                                                1,059
                                                                                       ----------
Net cash used in investing activities                                                     (18,706)

Cash flows from financing activities:
Repayments from notes payable, net                                                         (3,978)
Proceeds from exercise of stock options                                                        78
                                                                                       ----------
Net cash used in financing activities                                                      (3,900)
                                                                                       ----------

Net increase in cash and cash equivalents                                                   4,460
Cash and cash equivalents at beginning of year                                              3,551
Effect of exchange rate changes on cash and cash equivalents                                  476
                                                                                       ----------
Cash and cash equivalents at end of year                                               $    8,487
                                                                                       ==========

          See accompanying notes to consolidated financial statements.

                                   OSCA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. Organization and Basis of Presentation

     See Note 18 regarding the May 31, 2002 sale of the Company.

     OSCA, Inc., including its consolidated subsidiaries, headquartered in Lafayette, Louisiana, is a partially-owned subsidiary of Great Lakes Chemical Corporation. OSCA provides specialized oil and natural gas well completion fluids, completion services and downhole completion tools to major oil companies and independent exploration and production companies, primarily in the Gulf of Mexico and in select international markets. OSCA has operations in the United States, United Kingdom, Norway, Italy and Central and South America.

     Prior to June 15, 2000, OSCA was a wholly-owned subsidiary of Great Lakes. In June 2000, Great Lakes sold 40% of its ownership interest in OSCA as part of an initial public offering. The transaction was effected through a recapitalization of OSCA whereby two classes of common stock were created (Class A and Class B). The Class A common stock was offered to the public as part of the IPO and Great Lakes retained 100% ownership of the Class B common stock. In July 2000, the over-allotment option granted to the underwriters was exercised and resulted in an additional distribution of stock that reduced Great Lakes' ownership by 3.4% to 56.6%. During 2001, Great Lakes sold 500,000 shares of OSCA stock reducing its Common Stock ownership to 53.2% as of December 31, 2001. Upon sale, these shares were automatically converted from Class B shares to Class A shares of OSCA's Common Stock.

NOTE 2. Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include all the accounts of OSCA and its subsidiaries as described above. All of OSCA's subsidiaries are wholly owned. All significant intercompany accounts and transactions are eliminated in consolidation. Significant accounts and transactions with Great Lakes are disclosed as related party transactions.

Use of Estimates

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

     Revenue from sales of products is recognized at the time title passes to the customer. Title passes upon delivery to the customer. Revenue from services is recognized as the services are provided to the customer.

     OSCA provides sales allowances for sales credits issued to customers in the normal course of business. The allowances are recorded as reductions of sales and are included in net revenue in the accompanying consolidated statement of income. The reduction included in net revenue was $4.7 million for the year ended December 31, 2001.

Cash Equivalents

     OSCA considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

     Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. OSCA provides a reserve for slow moving and obsolete items. The reserve is based on a review of items which have not moved for a certain length of time.

Property and Equipment

     Property and equipment is stated at cost. Improvements are capitalized and depreciated over the period of benefit. Maintenance and repairs are charged to operating expenses as incurred.

     Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets which are as follows:

     .    buildings and improvements -- 20-39 years

     .    machinery and equipment -- 3-15 years

     Upon retirement or other disposal of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts. Any gains or losses are included in results of operations.

Goodwill

     Goodwill, which represents the excess of cost over fair value of net assets acquired, is amortized using the straight-line method over 40 years

Impairment of Long-Lived Assets

     When events or circumstances indicate that the carrying amount of long-lived assets to be held and used or intangible assets might not be recoverable, the expected future undiscounted cash flows from the assets is estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the assets, an impairment loss is recorded. The impairment loss is measured by comparing the fair value of the assets with their carrying amounts. Fair value is determined based on discounted cash flow or appraised values, as appropriate.

Foreign Currency Translation

     The results of operations for foreign subsidiaries, other than those located in highly inflationary countries, are translated into U.S. dollars using the average exchange rates during the year, while assets and liabilities are translated using end-of-period exchange rates. Resulting translation adjustments are recorded as foreign currency translation adjustments in stockholders' equity. Foreign currency gains and losses, resulting from transactions and resulting from translation of subsidiaries in highly inflationary countries (Venezuela), are determined using a combination of current and historical rates and are reported in the consolidated statement of income. Effective January 1, 2002, Venezuela was determined to no longer be hyperinflationary and therefore translation adjustments will be recorded in stockholders equity.

Research and Development

     Research and development costs are expensed as incurred. OSCA's expenditures for product development and engineering were approximately $0.5 million for the year ended December 31, 2001.

Income Taxes

     OSCA uses the liability method in measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the balance sheet. The liability method requires that deferred income taxes reflect the tax consequences of currently enacted rates for differences between the tax and financial reporting bases of assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

     All unremitted earnings of foreign subsidiaries and affiliates are considered to be permanently invested and no provision for U.S. federal and state income taxes on those earnings or translation adjustment has been provided.

Stock-based Compensation

     OSCA accounts for its stock-based compensation programs using the intrinsic value method of accounting established by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees (APB 25)" and related interpretations. Compensation cost for stock awards, if any, is measured as the excess of the quoted market price of OSCA's stock at the date of grant over the amount the employee must pay to acquire the stock.

New Accounting Standards

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives. OSCA will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in net income of $0.2 million ($.01 per basic share) per year. During 2002, OSCA will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of OSCA.

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (FAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a disposal of a segment of a business. FAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. OSCA expects to adopt FAS 144 as of January 1, 2002 and has not determined the effect, if any, the adoption of FAS 144 will have on its financial position and results of operations.

NOTE 3. Related Party Transactions

     OSCA purchases brominated products from Great Lakes, which constitute a significant portion of the fluid products sold by OSCA. At the time of the IPO, OSCA entered into a brominated products supply agreement with Great Lakes. Under this agreement, Great Lakes has committed to provide OSCA with all or substantially all of OSCA's requirements for brominated products, subject to a cap. OSCA has committed to purchase at least 80% of its requirements for these products from Great Lakes, subject to a minimum. The price will be determined based on Great Lakes' cost plus a margin; however, during contract years three, four and five and beyond, if OSCA is able to negotiate a lower price from a third party supplier, Great Lakes must either meet that price or release OSCA from 40%, 60% and 100%, respectively, of its annual requirements.

     A progression of the related party account with Great Lakes is as follows:

     Balance at January 1, 2001                                 $    3,293
     Inventory purchases                                            17,878
     Interest expense                                                   60
     Net cash paid to Great Lakes                                  (17,064)
     Other                                                             239
                                                                ----------
     Balance at December 31, 2001                               $    4,406
                                                                ==========

NOTE 4. Inventories

     The major components of OSCA's inventories by business segment are as follows:

                                                                 December 31,
                                                               ---------------
                                                                    2001
                                                               ---------------
                                                                (in thousands)
     Downhole Completion Tools
       Finished Products                                          $ 16,544
       Raw Materials                                                   609
       Reserves for obsolescence                                      (800)

     Completion Fluids
       Finished Products                                            10,597
       Supplies                                                        763
       Reserves for obsolescence                                      (450)

     Completion Services
       Finished Products                                               973
       Supplies                                                        254
                                                                  --------
                                                                  $ 28,490
                                                                  ========

NOTE 5. Property and Equipment

     Property and equipment consisted of the following:

                                                                December 31,
                                                               --------------
                                                                    2001
                                                               --------------
                                                               (in thousands)

     Land                                                         $  1,925
     Buildings and improvements                                      9,872
     Machinery and equipment                                        71,798
     Construction in progress                                       10,331
                                                                  --------
     Total property and equipment                                   93,926
     Accumulated depreciation                                      (42,670)
                                                                  --------
     Net property and equipment                                   $ 51,256
                                                                  ========

     Construction in progress at December 31, 2001 included approximately $6.0 million related to OSCA's expansion in the land completion services segment. In addition, approximately $2.2 million related to a new research and design facility.

     Depreciation expense included in the consolidated statement of income was $8.7 million for the year ended December 31, 2001. Maintenance and repairs charged to costs and expenses was $6.7 million for the same period.

NOTE 6. Debt and Credit Arrangements

     Long-term debt consists of the following:

                                                                  December 31,
                                                                 --------------
                                                                      2001
                                                                 --------------
                                                                 (in thousands)

     Note payable, individual                                       $   236
     Notes payable, bank                                             27,000
                                                                    -------
                                                                     27,236

     Less current maturities                                            118
                                                                    -------
                                                                    $27,118
                                                                    =======

     The note payable, individual was issued as a result of a business acquisition in March 1998. The note payable is a non-interest bearing note and is payable in five equal installments of $118,000 beginning on March 1, 1999. The individual to whom the note is payable is the former owner of the acquired business and is currently employed by OSCA.

     The notes payable to bank are borrowed against a credit facility of $40.0 million established in conjunction with the IPO. The debt arrangement consists of two components, a revolving loan and a swing line loan. As of December 31, 2001, the revolving loan portion outstanding was $27.0 million and matures on June 20, 2003 with interest at LIBOR plus 0.5% (4.23% at December 31, 2001). At December 31, 2001 no borrowings were outstanding on the swing loan which bears interest at LIBOR plus 1.0%. OSCA also incurs a commitment fee of 0.15% per annum for any unused portion of the credit facility. The unused portion is the total credit facility minus the revolving loan portion minus any outstanding letters of credit. There were no outstanding letters of credit at December 31, 2001. The obligations under this facility are guaranteed by Great Lakes to whom OSCA pays a fee of 0.15% per annum of the total credit facility.

     OSCA is subject to various financial covenants including a maximum Funded Indebtedness to EBITDA ratio, a minimum Fixed Charge Coverage ratio and a minimum Tangible Net Worth ratio. OSCA was in compliance with these covenants as of December 31, 2001.

     Based on long-term debt outstanding at December 31, 2001, maturities of long-term debt are as follows (in thousands):

                    2002                                $   118
                    2003                                $27,118

     Interest paid was approximately $1.4 million for the year ended December 31, 2001.

NOTE 7. Commitments

Operating Leases

     OSCA leases all three of its deepwater service vessels, land at several of its operating facilities and various office facilities and equipment. Rent expense incurred under these operating lease agreements was approximately $12.2 million for the year ended December 31, 2001.

     Future minimum lease obligations under noncancelable leases at December 31, 2001 are as follows: (in thousands)

          2002                                                  $5,212
          2003                                                   1,189
          2004                                                     491
          2005                                                     284
          2006 and thereafter                                      418
                                                                ------
                                                                $7,594
                                                                ======

     The future minimum lease payments listed above exclude operating leases having initial or remaining noncancelable lease terms of one year or less.

Other Commitments

     OSCA is expanding its land based completion services segment and has purchase commitments at December 31, 2001 for approximately $9.0 million related to that expansion.

NOTE 8. Stockholders' Equity

Voting Rights

     Holders of Class B common stock have ten votes per share. Holders of Class A common stock have one vote per share.

Share Activity

     The changes in common stock shares outstanding since January 1, 2001 are reflected below:

                                                     Class A          Class B            Total
                                                     Common           Common            Common
                                                      Stock            Stock             Stock
                                                   -----------------------------------------------
     Balance at January 1, 2001                     6,440,000         8,400,000        14,840,000
     Conversion of Shares                             500,000          (500,000)
     Exercise of Options                                5,019                               5,019
                                                   ----------        ----------        ----------

     Balance at December 31, 2001                   6,945,019         7,900,000        14,845,019
                                                   ==========        ==========        ==========

NOTE 9. Employee Benefit Plans

401k Plan

     OSCA sponsors the OSCA Savings Plan (the "OSCA Plan") for its employees.

     The OSCA Plan has both 401(k) and profit sharing features. Under the plan, employees may contribute from 1% to 18% of their salary, limited to a maximum annual amount as set periodically by the Internal Revenue Service. OSCA matches 75% of the employee contribution up to 6% of annual compensation. OSCA also may elect to make a profit sharing contribution in an amount determined at its discretion, although no profit sharing contribution is required. Vesting of employer matching and profit sharing contributions occurs over a period of six years. OSCA's cost of matching contributions to the OSCA Plan was $1.0 million in 2001.

Stock Option Plan

         In June 2000, OSCA established a stock compensation plan for officers, employees and non-employee directors. The maximum number of shares authorized under the plan was 1.0 million shares. As of December 31, 2001, there were approximately 291,000 shares available for future grant. To date, OSCA has issued both restricted stock and nonqualified stock options under the plan. The restricted stock vests 100% on the fifth anniversary from the grant date. As of December 31, 2001, there were 41,350 shares of restricted stock outstanding, with none being vested. The nonqualified stock options vest over three years and expire 10 years from the date of grant. A summary of OSCA's stock option activity and related information for the year ended December 31 follows:

                                                                         Weighted-average
                                                      Shares Under        Exercise Price
                                                        Options              per Share
                                                   ---------------       ----------------
         Outstanding at Beginning of Year               470,850              $15.50
         Granted                                        224,900              $21.53
         Exercised                                       (5,019)             $15.50
         Forfeited                                      (28,043)             $17.37
                                                   ------------
         Outstanding at End of Year                     662,688              $17.47
                                                   ============

         Exercisable at End of Year                     148,087              $15.50

         Exercise price for options outstanding at December 31, 2001 ranged from $15.50 per share to $21.81 per share. The weighted-average remaining contractual life of those options is 8.71 years.

         OSCA follows Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees (APB 25), to account for its stock option plan. As determined by applying the requirements of APB 25, no compensation cost is recorded because the price of the employees' stock options equals the market value of the underlying stock at the grant date. An alternative method of accounting for stock options is SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 requires that pro forma information regarding net income and earnings per share be presented as if OSCA had accounted for its employee stock options under the fair value method. The fair value for applicable options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

         Risk-free interest rates                                        4.84%
         Dividend yield                                                  0.00%
         Volatility factors                                              .709
         Expected life of the option                                  5 years

         For purposes of pro forma disclosure, the estimated fair value of the option is amortized to expense over the options' vesting period. OSCA's pro forma data under SFAS No. 123 is as follows:

                                                                                      Year Ended
                                                                         -------------------------------------
                                                                                   December 31, 2001
                                                                         -------------------------------------
                                                                         in thousands, except per share amounts)
         Pro forma net income                                                           $8,259

         Pro forma earnings  per share:
         Basic                                                                          $ 0.56
         Diluted                                                                        $ 0.55

         Weighted-average fair value of options granted per share                       $13.39

NOTE 11.  Income Taxes

         The components of income (loss) before income taxes are as follows:

                                                                              Year Ended
                                                                           -----------------
                                                                           December 31, 2001
                                                                           -----------------
                                                                            (in thousands)

         Domestic                                                           $     16,983
         Foreign                                                                  (1,251)
                                                                            ------------
         Total                                                              $     15,732
                                                                            ============

         The components of the income tax provision are as follows:

                                                                              Year Ended
                                                                           -----------------
                                                                           December 31, 2001
                                                                           -----------------
                                                                            (in thousands)

         Current:
           Federal                                                          $      5,507
           State                                                                     189
           Foreign                                                                   116
                                                                            ------------
                                                                                   5,812
                                                                            ------------

         Deferred:
           Federal                                                                   184
           State                                                                      16
                                                                            ------------
                                                                                     200
                                                                            ------------
                                                                            $      6,012
                                                                            ============

         A reconciliation of the effective income tax rate from the statutory U.S. federal income tax rate is as follows:

                                                                              Year Ended
                                                                           -----------------
                                                                           December 31, 2001
                                                                           -----------------
         U.S. federal income tax rate                                            35.0%
         State income taxes (net of federal benefit)                               .7
         Foreign taxes                                                             .9
         Goodwill amortization                                                    1.2
         Other                                                                     .4
                                                                           ----------
         Effective income tax rate                                               38.2%
                                                                           ==========

         Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Components of deferred tax assets and liabilities are as follows:

                                                                       December 31, 2001
                                                                       -----------------
                                                                        (in thousands)
         Deferred tax assets:
           Allowance for doubtful accounts                               $      201
           Inventory                                                          1,497
           Accrued liabilities                                                  613
           Foreign net operating loss carryforward                            1,179
           Other deductible temporary differences                               107
                                                                         ----------
         Total deferred tax assets                                            3,597
           Valuation allowance for deferred tax assets                         (815)
                                                                         ----------
         Deferred tax assets after valuation allowance                        2,782

         Deferred tax liabilities:
           Property and equipment                                            (4,185)
                                                                         ----------
         Net deferred tax liability                                      $   (1,403)
                                                                         ==========

         At December 31, 2001, net operating loss (NOL) carryforwards of approximately $3.4 million were available to be applied against future taxable income of OSCA's subsidiaries, primarily for Venezuela and Mexico. The Venezuela NOL's are available through 2004. The Mexican NOL's are available through 2011. The NOL carryforwards relate to losses of these subsidiaries and can only be used to offset their taxable income. For financial reporting purposes, valuation allowances of $0.4 million were recognized in the year ended December 31, 2001 to offset the net deferred tax asset related to the NOL carryforwards.

         OSCA paid income taxes of approximately $4.0 million in 2001.

NOTE 11.  Earnings Per Share

         The computation of basic and diluted earnings per share is determined by dividing net income by the number of shares included as follows:

                                                                                Year Ended
                                                                   --------------------------------------
                                                                             December 31, 2001
                                                                   --------------------------------------
                                                                  (in thousands, except per share amounts)
         Numerator:
           Net income                                                        $   9,720
                                                                             =========
         Denominator:
           Weighted-average shares - basic                                      14,841
           Effect of dilutive securities:
           Stock options                                                            68
                                                                             ---------
         Weighted-average shares - diluted                                      14,909
                                                                             =========

         Basic EPS                                                           $    0.66
         Diluted EPS                                                         $    0.65

NOTE 12.  Risk Management Activities

         OSCA is exposed to fluctuations in oil and natural gas prices, foreign currency rates and interest rates which can affect the revenue, cost of operating, investing and financing. OSCA's management has not used financial and commodity-based derivative contracts to reduce the risk related to those fluctuations in overall earnings and cash flow.

Commodity Price Risk

         The level of oil and natural gas exploration and development activity is affected by both short-term and long-term trends in oil and natural gas prices which, in turn, are related to the demand for petroleum products and the current availability of oil and natural gas resources. Any reduced activity could result in declines in the demand for the products and services provided by OSCA.

Concentration of Credit Risk

         The market and customers for OSCA's products and services are primarily major oil companies and independent exploration and production companies. OSCA performs ongoing credit evaluations of its customers and provides allowances for probable credit losses when necessary. Collateral is generally not required.

Fair Value of Financial Instruments

         The carrying value of OSCA's financial instruments, which include primarily cash and cash equivalents, accounts receivable and long-term debt, approximate fair value.

Foreign Currency Exchange Rate Risk

         OSCA has foreign currency exchange rate risk resulting from operations in Europe and Latin America. Historically, OSCA has not hedged its exposure to currency rate changes or foreign currency exchange rate risk.

Interest Rate Risk

         OSCA is subject to interest rate risk on its long-term debt arrangements. Historically, OSCA has not hedged its exposure to interest rate risk.

NOTE 13.  Segment Information

         OSCA is organized into three global business segments: Completion Fluids, Completion Services and Downhole Completion Tools. The units are organized to offer a distinct but synergistic group of products, technology and services.

         The completion fluids segment sells and recycles clear completion fluids and performs related fluid maintenance services, such as filtration and reclamation. OSCA also provides a broad line of specially formulated and customized completion fluids. Completion fluids are used to control well pressure, clean the well subsequent to drilling activities and facilitate other completion activities, while minimizing reservoir damage.

         The completion services segment provides sand control pressure pumping, marine well services and coiled tubing services to perform gravel packing, frac packing and well stimulation. The purpose of sand control pressure pumping is to force fluids, and gravel pack sand into the well to act as a downhole filter to inhibit the flow of sand into the well. Coiled tubing is utilized to convey chemicals that stimulate the well or deliver downhole equipment during well completion, or during the production phase in order to stimulate well production rates. Completion services are provided either by portable equipment placed directly on a well, rig or platform or delivered via a fleet of advanced marine vessels.

         The downhole completion tools segment designs, builds and installs downhole completion tools for wells that are primarily used to control the migration of reservoir sand into the well. The downhole completion tools help to prevent the deterioration of the reservoir.

         Assets included in Unallocated Assets principally are cash and cash equivalents; accounts and notes receivable; deferred income taxes; goodwill and other assets. Segment assets primarily include inventory and property and equipment. Geographic sales information is reported based on the location that invoices the external customer. Geographic long-lived assets are grouped by the location of the reporting country.

         OSCA evaluates performance and allocates resources based on operating income which represents net revenue less cost of goods sold and services and allocated selling, general and administrative expenses, including depreciation. Intersegment net revenue and transfers are recorded at OSCA's cost; there is no intercompany income or loss on intersegment net revenue or transfers. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

                                                                                    Year Ended
                                                                                ------------------
                                                                                 December 31, 2001
                                                                                ------------------
                                                                                   (in thousands)
Net Revenue by Segment to External Customers:
  Completion Fluids                                                                  $   71,551
  Completion Services                                                                    51,500
  Downhole Completion Tools                                                              52,970
                                                                                ---------------
                                                                                     $  176,021
                                                                                ===============
Segment Operating Income (Loss):
  Completion Fluids                                                                  $    6,176
  Completion Services                                                                     4,210
  Downhole Completion Tools                                                              11,397
                                                                                ---------------
                                                                                         21,783
  Corporate and Other                                                                    (4,038)
                                                                                ---------------
                                                                                     $   17,745
                                                                                ===============
Segment Assets:
  Completion Fluids                                                                  $   23,123
  Completion Services                                                                    27,347
  Downhole Completion Tools                                                              22,020
  Corporate and Other                                                                     7,257
                                                                                ---------------
                                                                                         79,747
  Unallocated Assets                                                                     58,039
                                                                                ---------------
                                                                                     $  137,786
                                                                                ===============
Fixed Asset Additions:
  Completion Fluids                                                                  $    2,929
  Completion Services                                                                    13,209
  Downhole Completion Tools                                                               1,286
  Corporate and Other                                                                     2,341
                                                                                ---------------
                                                                                     $   19,765
                                                                                ===============
Depreciation Expense:
  Completion Fluids                                                                  $    1,721
  Completion Services                                                                     4,758
  Downhole Completion Tools                                                                 667
  Corporate and Other                                                                     1,598
                                                                                ---------------
                                                                                     $    8,744
                                                                                ===============
Geographic Information:
  Net Revenue by Segment to External Customers:
    United States                                                                    $  147,869
    Foreign                                                                              28,152
                                                                                ---------------
                                                                                     $  176,021
                                                                                ===============
  Long-lived Assets:
    United States                                                                    $   53,805
    Foreign                                                                               5,448
                                                                                ---------------
                                                                                     $   59,253
                                                                                ===============

NOTE 14.  Economic Dependency

      In 2001, one customer, Chevron USA, Inc., accounted for approximately 10% of OSCA's net revenue.

NOTE 15.  Contingencies

Newfield Case

         On September 18, 2000, OSCA was served with notice that a lawsuit was filed against it and other named defendants on September 1, 2000 in the District Court of Harris County, Texas. The action is brought by certain underwriting syndicates of Lloyd's of London who claim to be subrogated to the claim of their insureds, Newfield Exploration Company, Apache Oil Corporation, Continental Land & Fur, and Fidelity Oil ("Plaintiffs"). The other defendants include High Pressure Integrity, Inc. and Chalmers, Collins & Alwell, Inc. On September 8, 2000, OSCA filed a lawsuit against the Plaintiffs and the other defendants in the United States District Court, Western District of Louisiana, Lafayette-Opelousas Division. Other actions have also been filed in connection with the same circumstances. All actions have now been consolidated into one proceeding in the United States District Court, Southern District of Texas.

         The lawsuits relate to a blowout of a well situated in the Gulf of Mexico, offshore Louisiana, for which OSCA and others were engaged to perform specific workover operations. In the Texas case, Plaintiffs seek damages, interest and other costs in the approximate amount of $21.4 million, alleging that OSCA and the other defendants breached their contracts to perform workover operations, and were negligent in performing those operations. OSCA alleges negligence against the Plaintiffs and other defendants and seeks damages, interest, costs and general and equitable relief. OSCA has amended its complaint to include Cardinal Wireline Service, who was performing wireline operations aboard the platform immediately before the blowout. OSCA has also filed a third party demand against its underwriters and insurance broker in support of coverage of claims asserted against OSCA in the Newfield matter.

         OSCA has denied that it breached its contract or was negligent and intends to vigorously defend itself and to prosecute the merits of its claims. Mediation has been set in the combined lawsuits for March 5, 2002, and a trial date of March 14, 2002 has been set. On February 22, 2002, the court issued preliminary rulings in the case, one of which was partial summary judgment in favor of Newfield and against OSCA on the issue of breach of contract, and one of which was a dismissal of OSCA's claims against Cardinal Wireline Service. The court specifically stated, and OSCA believes, that this ruling is not dispositive as to whether OSCA's actions caused the blowout and whether OSCA is therefore liable for damages to Newfield. OSCA intends to defend the case vigorously. While it is not possible to predict the outcome of legal actions brought by or against OSCA, management is unable to determine whether the outcome of the legal actions will have a material adverse effect on the results of operations in any particular period. However, management does not believe that the outcome will have a material adverse effect on OSCA's consolidated financial position or liquidity. See Note 17.

Insurance

         OSCA is partially self-insured for employee health insurance claims and incurs a maximum of $80,000 per employee under medical claims. While OSCA has workers compensation and automobile liability insurance coverage, both policies have a deductible of $250,000 per incident. Although OSCA believes that adequate reserves have been provided for expected liabilities arising from its insurance obligations, management's estimates of these liabilities may change in the future as circumstances develop.

General

         OSCA may be subject to various legal proceedings, claims and litigation arising from a variety of matters including governmental regulations, environmental matters, commercial matters, product liability, personal injury, workers' compensation claims and other matters arising out of the ordinary course of its business. In general, while the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of management, the resolution of these legal proceedings and claims will not have a material adverse effect on OSCA's financial position, liquidity or results of operations.

Change of Control

     OSCA has entered into change in control agreements with several of its executive officers. Under these agreements, OSCA or its successor would make lump sum severance payments to the individuals under certain circumstances.

NOTE 16.  Acquisition

     In January of 2002, OSCA completed the acquisition of substantially all of the assets of Ancor Services, Inc. Ancor provided land based well stimulation products and services to oil and natural gas production companies in East Texas and North Louisiana. The purchase price for the assets of approximately $1.9 million was paid utilizing available cash. As part of the acquisition, OSCA also compensated the owners of Ancor for noncompete agreements and consulting services. OSCA paid $0.9 million toward the noncompete agreements at closing and has an obligation to pay another $1.2 million over the next four years. The consulting services of $0.8 million was paid at closing.

NOTE 17.  Subsequent Event -- Newfield Verdict

     On April 4, 2002, a Federal Court jury in Houston, Texas reached a verdict in the lawsuit against OSCA and other defendants (see Note 15). The jury found OSCA and the other defendants responsible for those claims and found OSCA's share of the damages to be approximately $13.3 million. As a result, OSCA will record a charge to earnings in this amount in the first quarter of 2002. The Company intends to appeal the verdict.

NOTE 18.  Subsequent Event - Sale of Company

     On May 31, 2002, OSCA completed a merger with BJ Services Company. Under the terms of the agreement BJ Services Company acquired all of the outstanding shares of OSCA for $28.00 per share in cash. A special committee of independent members of OSCA's Board reviewed the transaction on behalf of the public shareholders and recommended the transaction to the complete OSCA Board, which then unanimously approved the merger agreement. The transaction has a total equity value of approximately $420.0 million.

NOTE 19.  Quarterly Data (Unaudited)

     A summary of the quarterly results of operations for the year ended December 31, 2001 follows:

                                               Three Months Ended
                                ------------------------------------------------
                                 March 31    June 30   September 30  December 31
                                ----------  ---------  ------------  -----------
                                     (in thousands, except per share amounts)

2001:
Net revenue                     $  43,757   $  41,882    $  48,537    $   41,845
Gross profit                    $  11,293   $  10,103    $  13,128    $    6,877
Income before income taxes      $   4,548   $   3,777    $   7,014    $      393
Net income                      $   2,820   $   2,413    $   4,415    $       72

Earnings per share:
Basic                           $     .19   $     .16    $     .30    $      .01
Diluted                         $     .19   $     .16    $     .30    $      .01

     Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total computed for the year.

         (a)(ii)  Unaudited financial statements of the Business Acquired.

                                   OSCA, INC.
                           CONSOLIDATED BALANCE SHEETS
                        Three Months Ended March 31, 2002
                        (in thousands, except share data)
--------------------------------------------------------------------------------

                                                                                   March 31,    December 31,
                                                                                     2002           2001
                                                                                  -----------   ------------
                                                                                  (Unaudited)
                                     ASSETS
Current Assets
  Cash and cash equivalents                                                       $    1,221     $    8,487
  Restricted cash                                                                      7,228
  Accounts and notes receivable, less allowance for
  doubtful accounts of $693 at March 31 and $543 at December 31                       32,856         37,497
  Inventories                                                                         28,564         28,490
  Income tax recoverable                                                               6,207
  Prepaid expenses and other current assets                                            3,944          1,748
  Deferred income taxes                                                                2,463          2,311
                                                                                  ----------     ----------
Total current assets                                                                  82,483         78,533

Property and equipment, net                                                           57,113         51,256
Goodwill                                                                               6,572          6,572
Covenants not to compete, less accumulated amortization of $1,027 at
at March 31 and $882 at December 31                                                    2,098            143
Other assets                                                                           1,322          1,282
                                                                                  ----------     ----------
Total Assets                                                                      $  149,588     $  137,786
                                                                                  ==========     ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                                                                $   15,678     $   15,511
  Litigation reserve                                                                  13,408
  Accrued liabilities                                                                  5,527          5,242
  Income taxes payable                                                                    85          2,117
  Current portion of notes payable                                                       118            118
  Due to Great Lakes                                                                   2,217          4,406
                                                                                  ----------     ----------
Total current liabilities                                                             37,033         27,394

Notes payable                                                                         36,039         27,118
Other long-term liabilities                                                            1,893            970
Deferred income taxes                                                                  5,025          3,714
                                                                                  ----------     ----------
Total liabilities                                                                     79,990         59,196
                                                                                  ----------     ----------

Stockholders' equity:
  Class A common stock, $.01 par value, 25,000,000 shares authorized, 6,957,692 shares issued and outstanding at March 31, 2002, 6,945,019 shares issued
  and outstanding at December 31, 2001                                                    69             69
  Class B common stock, $.01 par value, 40,000,000 shares authorized, 7,900,000
  shares issued and outstanding at March 31, 2002 and December 31, 2001                   79             79
  Additional paid-in capital                                                          91,134         90,876
  Retained deficit                                                                   (19,994)       (10,565)
  Accumulated other comprehensive loss                                                (1,690)        (1,869)
                                                                                  ----------     ----------
Total stockholders' equity                                                            69,598         78,590
                                                                                  ----------     ----------
Total Liabilities and Stockholders' Equity                                        $  149,588     $  137,786
                                                                                  ==========     ==========


            See notes to condensed consolidated financial statements.

                                   OSCA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        Three Months Ended March 31, 2002
                      (in thousands, except per share data)
--------------------------------------------------------------------------------


                                                         Three Months Ended
                                                              March 31,
                                                     ---------------------------
                                                         2002           2001
                                                     -----------    ------------
                                                             (Unaudited)

Net revenue                                          $    35,570    $   43,757

Operating Expenses:
  Cost of goods sold and services                         29,473        32,464
  Selling, general and administrative                      6,219         5,394
  Litigation verdict                                      13,541
  Amortization of intangibles                                147            99
                                                     -----------    ----------
    Total operating expenses                              49,380        37,957
                                                     -----------    ----------
Operating (loss) income                                  (13,810)        5,800

Interest expense                                            (324)         (461)
Interest income                                               23            64
Foreign currency losses                                     (214)         (277)
Other expense, net                                          (121)         (578)
                                                     -----------    ----------
(Loss) income before income taxes                        (14,446)        4,548
Income tax (benefit) expense                              (5,017)        1,728
                                                     -----------    ----------
Net (loss) income                                    $    (9,429)   $    2,820
                                                     ===========    ==========

(Loss) earnings per share:
    Basic                                            $     (0.63)   $     0.19
    Diluted                                          $     (0.63)   $     0.19

    Weighted average shares outstanding                   14,851        14,840
    Weighted average shares outstanding
    assuming dilution                                     14,851        14,911


            See notes to condensed consolidated financial statements.

                                   OSCA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        Three Months Ended March 31, 2002
                                 (in thousands)
--------------------------------------------------------------------------------

                                                                                             Three Months Ended
                                                                                                  March 31
                                                                                         -----------------------
                                                                                            2002         2001
                                                                                         ----------   ----------
                                                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income                                                                        $   (9,429)  $    2,820
Adjustments to reconcile net (loss) income to
    net cash (used in) provided by operating  activities:
  Depreciation and amortization of intangibles                                                2,785        2,144
  Deferred income taxes                                                                       1,159            1
  Loss on sale of property and equipment                                                         78
  Tax benefit on exercised stock options                                                         49
Changes in operating assets and liabilities, net of effect of business acquired:
  Accounts and notes receivable, net                                                          4,641       (3,765)
  Inventories                                                                                   (38)         660
  Income taxes                                                                               (8,239)
  Other current assets                                                                       (2,196)         150
  Accounts payable                                                                              167        5,905
  Litigation reserve                                                                         13,408
  Due to Great Lakes                                                                         (2,189)         260
  Accrued liabilities                                                                           (15)         652
  Other                                                                                        (911)        (331)
                                                                                         ----------   ----------
Net Cash (Used in) Provided by Operating Activities                                            (730)       8,496

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment                                                          (6,994)      (3,301)
Acquisition of business                                                                      (1,879)
Cash deposited in restricted cash account related to BJ Merger                               (7,228)
Proceeds from the sales of property and equipment                                               256           21
                                                                                         ----------   ----------
Net Cash Used in Investing Activities                                                       (15,845)      (3,280)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options                                                         209
Net borrowings (repayments) of notes payable                                                  8,921       (3,842)
                                                                                         ----------   ----------
Net Cash Provided by (Used in) Financing Activities                                           9,130       (3,842)
                                                                                         ----------   ----------

Net (decrease) increase in Cash and Cash Equivalents                                         (7,445)       1,374
Cash and Cash Equivalents at Beginning of Year                                                8,487        3,551
Effect of exchange rate changes on cash and cash equivalents                                    179           60
                                                                                         ----------   ----------
Cash and Cash Equivalents at End of Period                                               $    1,221   $    4,985
                                                                                         ==========   ==========


            See notes to condensed consolidated financial statements.

                                   OSCA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                        Three Months Ended March 31, 2002
                                   (UNAUDITED)
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of OSCA, Inc. have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

2.   PENDING MERGER AND ACQUISITIONS

Pending Merger

     On February 20, 2002, OSCA announced that it entered into a definitive merger agreement with BJ Services Company. Under the terms of the agreement, BJ Services will acquire all of the outstanding shares of OSCA for $28.00 per share in cash. A special committee of independent members of OSCA's Board reviewed the transaction on behalf of the public stockholders and recommended the transaction to the complete OSCA Board, which then unanimously approved the merger agreement. The transaction has a total equity value of approximately $420.0 million.

     Great Lakes Chemical Corporation, which owns approximately 53% of OSCA's outstanding Common Stock and holds approximately 92% of the voting power, has delivered its written stockholder consent approving the transaction with BJ Services. The Great Lakes consent constitutes sufficient action by OSCA stockholders to approve the transaction.

     The transaction is subject to regulatory approvals and OSCA has received those approvals including those under the Hart-Scott-Rodino Antitrust Improvements Act. OSCA has filed an information statement describing the transaction with the Securities and Exchange Commission and mailed such statement to OSCA stockholders on May 2, 2002. OSCA anticipates the merger to close on May 31, 2002. There can be no assurance that the merger will be consummated in accordance with the terms of the merger agreement, if at all.

Ancor Services, Inc.

     On January 3, 2002, OSCA completed the acquisition of substantially all of the assets of Ancor Services, Inc. Ancor provided land based well stimulation products and services to oil and natural gas production companies in East Texas and North Louisiana. The assets acquired included a cement plant, specialized vehicles, shop trucks and office furniture. The acquisition has been accounted for using the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations. Ancor's operating results since January 3, 2002 have been consolidated with the operating results of OSCA. The acquired assets were recorded at fair value with no goodwill being recorded. The purchase price for the assets of approximately $1.9 million was paid utilizing available cash. As part of the acquisition, OSCA also compensated the owners of Ancor for entering into noncompete agreements and for performing consulting services. OSCA paid $0.9 million toward the noncompete agreements at closing and has an obligation to pay another $1.2 million over the next four years. The obligation due within the next year of $0.3 million is included in accrued expenses and the long-term obligation of $0.9 million is recorded in other long-term liabilities. The consulting services of $0.8 million were paid at closing.

3.   RESTRICTED CASH

     OSCA has deposited funds into a Rabbi Trust to cover some, but not all of its obligations to senior management of OSCA should a change of control and related termination of employment occur as a result of the merger with BJ Services. The manager of the Rabbi Trust has invested the funds into a money market account. If the merger is not completed, the funds will be returned to OSCA's unrestricted cash account.

4.   INVENTORIES

     The major components of OSCA's inventories are as follows:

                                                 March 31,         December 31,
                                                -----------        ------------
                                                   2002               2001
                                                -----------        ------------
     Downhole Completion Tools

              Finished products                 $   18,342          $   16,544
              Raw materials                            600                 609
              Reserves for obsolescence               (900)               (800)

     Completion Fluids

              Finished products                      9,373              10,597
              Supplies                                 744                 763
              Reserves for obsolescence               (450)               (450)

     Completion Services

              Finished products                        607                 973
              Supplies                                 248                 254
                                                ----------          ----------

                                                $   28,564          $   28,490
                                                ==========          ==========

5.   GOODWILL AND INTANGIBLE ASSETS

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001 with early adoption permitted for companies with fiscal years beginning after March 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

     OSCA adopted the new rules on accounting for goodwill and other intangible assets effective January 1, 2002. OSCA has not yet performed its transitional impairment test in conjunction with the adoption of SFAS 142.

     The following information relates to intangible assets still subject to amortization under SFAS 142:

            Estimated amortization expense (in thousands):
            For the year ended 12/31/02    $578
            For the year ended 12/31/03     485
            For the year ended 12/31/04     460
            For the year ended 12/31/05     360
            For the year ended 12/31/06     360

     The following table provides the comparable effects excluding the prior amortization expense of goodwill:

                                                            Three Months Ended
                                                                March 31,
                                                       -------------------------
                                                          2002            2001
                                                       ----------      ---------
                                                       (in thousands, except per
                                                               share data)
Reported net (loss) income before change
    in accounting principle                             $  (9,429)     $   2,820
Add back: goodwill amortization (net of tax)                                  43
                                                        ---------      ---------

Adjusted net (loss) income                                 (9,429)         2,863
                                                        =========      =========

Reported basic (loss) earnings per share before
    change in accounting principle                      $   (0.63)     $    0.19
Add back: goodwill amortization (net of tax)
                                                        ---------      ---------

Adjusted basic (loss) earnings per share                $   (0.63)     $    0.19
                                                        =========      =========

Reported diluted (loss) earnings per share before
    change in accounting principle                      $   (0.63)     $    0.19

                                                        ---------      ---------

Adjusted diluted (loss) earnings per share                  (0.63)     $    0.19
                                                        =========      =========

6.   LITIGATION

     On September 18, 2000, OSCA was served with notice that a lawsuit was filed against it and other named defendants on September 1, 2000 in the District Court of Harris County, Texas. The action is brought by certain underwriting syndicates of Lloyd's of London who claim to be subrogated to the claim of their insureds, Newfield Exploration Company, Apache Oil Corporation, Continental Land & Fur, and Fidelity Oil ("Plaintiffs"). The other defendants include High Pressure Integrity, Inc. and Chalmers, Collins & Alwell, Inc. On September 8, 2000, OSCA filed a lawsuit against the Plaintiffs and the other defendants in the United States District Court, Western District of Louisiana, Lafayette-Opelousas Division. Other actions have also been filed in connection with the same circumstances. All actions have now been consolidated into one proceeding in the United States District Court, Southern District of Texas.

     The lawsuits relate to a blowout of a well situated in the Gulf of Mexico, offshore Louisiana, for which OSCA and others were engaged to perform specific workover operations. In the Texas case, Plaintiffs seek damages, interest and other costs in the approximate amount of $21.5 million, alleging that OSCA and the other defendants breached their contracts to perform workover operations, and were negligent in performing those operations. OSCA alleges negligence against the Plaintiffs and other defendants and seeks damages, interest, costs and general and equitable relief. OSCA filed a third party demand against its underwriters and insurance broker in support of coverage of claims asserted against OSCA in the Newfield matter.

     On April 4, 2002, a Federal Court jury in Houston, Texas reached a verdict in the lawsuit against OSCA and other defendants. The jury found OSCA and the other defendants responsible for those claims and found OSCA's share of the damages to be approximately $13.3 million. A charge of $13.5 million has been recorded in the first quarter of 2002, which includes $0.2 million of legal fees incurred during the quarter.

     In connection with the lawsuit, OSCA asserted claims against its insurers and insurance brokers in support of insurance coverage for this incident. OSCA's insurers have denied coverage for this incident and a related trial on these insurance coverage claims is scheduled to begin on May 20, 2002.

     The court has not yet entered a final judgment on the liability claim and OSCA does not expect final judgment to be entered until completion of the related insurance trial. Any recoveries as a result of the insurance trial will be recognized in the period in which recovery occurs.

7.       LONG-TERM DEBT

         During the quarter ended March 31, 2002, OSCA borrowed approximately $8.9 million under its $40.0 million credit facility with a bank. These borrowings resulted in $35.9 million being outstanding as of March 31, 2002. The borrowings were used to fund the restricted cash (note 3) and the Ancor acquisition (note 2). As a result of the litigation verdict (note 6), OSCA was in violation of covenants related to funded indebtedness and fixed charge coverage ratios. On April 30, 2002, the lenders granted OSCA a modification in the calculation of those two covenants which brought OSCA into compliance.

8.       COMPREHENSIVE (LOSS) INCOME

         Comprehensive (loss) income was as follows (in thousands):

                                                    Three Months Ended
                                                         March 31,
                                               ---------------------------
                                                  2002            2001
                                               ----------     ------------
         Net (loss) income                      $ (9,429)       $  2,820
         Foreign currency translation                179            (110)
                                                --------        --------
         Comprehensive (loss) income            $ (9,250)       $  2,710
                                                ========        ========

9.       (LOSS) EARNINGS PER SHARE

         The computation of basic and diluted (loss) earnings per share is determined by dividing net (loss) income by the number of shares as follows (in thousands, except per share data):

                                                                      Three Months Ended
                                                                           March 31,
                                                                 ----------------------------
                                                                     2002             2001
                                                                 ------------      ----------
          Numerator:
              Net (loss) income                                   $ (9,429)         $  2,820
                                                                  ========          ========

          Denominator:
              Weighted-average shares - basic                       14,851            14,840
              Effect of dilutive securities - stock options                               71
                                                                  --------          --------
              Weighted-average shares - diluted                     14,851            14,911
                                                                  ========          ========

          Basic (loss) earnings per share                         $  (0.63)         $   0.19
                                                                  ========          ========

          Diluted (loss) earnings per share                       $  (0.63)         $   0.19
                                                                  ========          ========

         Restricted stock and options to purchase 101,548 shares of OSCA's common stock were not included in the computation of diluted (loss) earnings per share for the three months ended March 31, 2002 as the effect would have been antidilutive due to the net loss for the period.

10.      SEGMENT INFORMATION

         OSCA is organized into three global business segments:

         - Completion Fluids,

         - Completion Services and

         - Downhole Completion Tools.

         The segments are organized to offer a distinct but synergistic group of products, technology and services.

         OSCA evaluates performance and allocates resources based on operating income which represents net revenue less cost of sales and allocated selling, general and administrative expenses. Intersegment net revenue and transfers are recorded at OSCA's cost, and therefore there is no intercompany income or loss recorded.

                                                                      Three Months Ended
                                                                           March 31,
                                                                 ----------------------------
                                                                     2002             2001
                                                                 ------------      ----------
         Net revenues by segment to external customers:
             Completion Fluids                                    $  10,347        $  17,346
             Completion Services                                     13,027           12,608
             Downhole Completion Tools                               12,196           13,803
                                                                  ---------        ---------
                                                                  $  35,570        $  43,757
                                                                  =========        =========
         Segment operating (loss) income:
             Completion Fluids                                    $    (449)       $   1,479
             Completion Services                                       (722)           1,860
             Downhole Completion Tools                                1,544            3,249
                                                                  ---------        ---------
             Total operating income of reportable segment               373            6,588
             Corporate and Other                                    (14,183)            (788)
                                                                  ---------        ---------
             Operating (loss) income                                (13,810)           5,800
             Interest expense, net                                     (301)            (397)
             Other expense, net                                        (335)            (855)
                                                                  ---------        ---------

             (Loss) income before income taxes                    $ (14,446)       $   4,548
                                                                  =========        =========

11.      CONTINGENCIES

         OSCA is partially self-insured for employee health insurance claims and generally incurs a maximum of $80,000 per employee under medical claims. While OSCA has workers compensation and automobile liability insurance coverage, both policies have a deductible of $250,000 per incident. Although OSCA believes that adequate reserves have been provided for expected liabilities arising from its insurance obligations, management's estimates of these liabilities may change in the future as circumstances warrant. OSCA may be subject to various legal proceedings, claims and litigation arising from a variety of matters including governmental regulations, environmental matters, commercial matters, product liability, personal injury, workers' compensation claims and other matters arising out of the ordinary course of its business. In general, while the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of management, the resolution of these legal proceedings and claims will not have a material adverse effect on OSCA's financial position, liquidity or results of operations.

12.      NEW ACCOUNTING STANDARDS

         In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes SFAS No. 121, Accounting for Impairment of Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a disposal of a segment of a business. SFAS 144 is effective for fiscal years beginning after December 15, 2001. OSCA's adoption of SFAS 144 has not had a material impact on its financial position and results of operations.

         (b)   Pro forma financial information.

                   Pro Forma Financial Information (Unaudited)

         The following pro forma financial statements are based on the historical financial information of BJ Services Company ("BJ Services") and OSCA, Inc. ("OSCA") giving effect to the OSCA acquisition under the purchase method of accounting with certain adjustments described in the accompanying Notes to Pro Forma Financial Statements.

         The pro forma financial statements are derived from the historical consolidated financial statements of BJ Services and OSCA for the indicated periods which, in the case of the statements of operations of OSCA, differ from the period used for presentation of its financial statements. The historical information with respect to OSCA has been taken from or based upon its annual report on Form 10-K for the fiscal year ended December 31, 2001, and its quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2001 and March 31, 2002. In the case of OSCA, the statement of operations for the twelve months ended September 30, 2001 was derived by combining the last three months of its fiscal year ended December 31, 2000 with the first nine months of its fiscal 2001 and the statement of operations for the six months ended March 31, 2002 was derived by adding the last three months from its fiscal year ended December 31, 2001 and the three months ended March 31, 2002. The Pro Forma Statement of Financial Position was prepared as if the OSCA acquisition had occurred on March 31, 2002. The Pro Forma Statements of Operations were prepared as if the OSCA acquisition had occurred on October 1, 2000 and do not include any estimate for loss of revenue from overlapping locations, any consolidation savings or the effect of any modifications in operations that might have occurred had BJ Services owned and operated the businesses during the periods presented except as described in the Notes to the Pro Forma Financial Statements.

         The pro forma financial statements should be read in conjunction with the Notes to the Pro Forma Financial Statements and with the consolidated financial statements of BJ Services and OSCA and the related notes thereto. The pro forma financial statements have been prepared based upon assumptions deemed appropriate by management of BJ Services. This information is prepared for informational purposes only and is not necessarily indicative of the actual results that would have been achieved had the OSCA Acquisition and related financing occurred on these dates, or of future results. Actual results of OSCA's operations will be included with the results of BJ Services only from the date on which the OSCA acquisition was consummated.

              PRO FORMA STATEMENT OF FINANCIAL POSITION (UNAUDITED)
                                 March 31, 2002

                                                              Historical                     Pro Forma
                                                      -------------------------- -------------------------------
                                                       BJ Services      OSCA       Adjustments          Combined
                                                      -------------- ----------- -------------------  ----------
                                                                             (in thousands)
                                                      ASSETS
Current assets:
   Cash and cash equivalents                          $      68,560  $     8,449   $   (14,500)  (2) $
                                                                                       (61,943)  (3)           566
   Receivables - net                                        358,396       32,856                           391,252
   Inventories:
      Products                                               69,956       27,572                            97,528
      Work-in-process                                         1,901                                          1,901
      Parts                                                  65,695          992                            66,687
                                                      -------------  -----------   -----------       -------------
        Total inventories                                   137,552       28,564                           166,116
   Deferred income taxes                                      9,388        2,463                            11,851
   Other current assets                                      43,066       10,151         7,725   (1)        60,942
                                                      -------------  -----------   -----------       -------------
      Total current assets                                  616,962       82,483       (68,718)            630,727
Property - net                                              721,601       57,113                           778,714
Deferred income taxes                                        58,046                      6,600   (1)        64,646
Goodwill                                                    476,771        6,572       361,829   (1)       845,172
Other assets                                                 24,349        3,420         8,200   (2)        35,969
                                                      -------------  -----------   -----------       -------------
                                                      $   1,897,729  $   149,588   $   307,911       $   2,355,228
                                                      =============  ===========   ===========       =============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                   $     141,867  $    15,678   $                 $     157,545
   Short-term borrowings and current
     portion of long-term debt                                4,012          118                             4,130
   Accrued employee compensation
     and benefits                                            49,153        2,694                            51,847
   Litigation reserve                                                     13,408                            13,408
   Income and other taxes                                    29,621           85                            29,706
   Payable to affiliates                                                   2,217                             2,217
   Accrued insurance                                         10,265                                         10,265
   Other accrued liabilities                                 65,470        2,833         4,200   (1)        72,503
                                                      -------------  -----------   -----------       -------------
      Total current liabilities                             300,388       37,033         4,200             341,621
Long-term debt                                               79,234       36,039       408,309   (3)
                                                                                       (35,000)  (3)       488,582
Deferred income taxes                                         6,308        5,025                            11,333
Other long-term liabilities                                 136,760        1,893                           138,653
Stockholders' equity                                      1,375,039       69,598       (98,298)  (1)
                                                                                        35,000   (3)
                                                                                        (6,300)  (2)     1,375,039
                                                      -------------- -----------   -------------     -------------
                                                      $   1,897,729  $   149,588   $   307,911       $   2,355,228
                                                      =============  ===========   =============     =============

             See Notes to Pro Forma Financial Statements (Unaudited)

                  PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                     Twelve Months Ended September 30, 2001

                                                              Historical                     Pro Forma
                                                       -------------------------  ------------------------------
                                                       BJ Services      OSCA       Adjustments          Combined
                                                       -----------  ------------  ------------------  ----------
                                                                  (in thousands, except per share data)
Revenue                                               $   2,233,520 $   176,618   $                  $   2,410,138
Operating Expenses:
    Cost of sales and services                            1,553,990     131,001                          1,684,991
    Selling, general and administrative                     129,571      22,950                            152,521
    Goodwill amortization                                    13,739         407                             14,146
    Unusual charge                                                         (688)                              (688)
                                                      ------------- -----------   -----------        -------------
    Total operating expenses                              1,697,300     153,670                          1,850,970
Operating Income                                            536,220      22,948                            559,168

Interest expense                                            (13,282)     (1,775)      (11,136)   (4)       (26,193)
Interest income                                               2,567         291                              2,858
Foreign currency gain (loss)                                    240        (538)                              (298)
Other income (expense) - net                                  3,436        (610)                             2,826
                                                      ------------- -----------   -----------        -------------
Income before income taxes                                  529,181      20,316       (11,136)             538,361
Income tax expense                                          179,922       7,551        (3,898)   (5)       183,575
                                                      ------------- -----------   -----------        -------------
Net income                                            $     349,259 $    12,765   $    (7,238)       $     354,786
                                                      ============= ===========   ===========        =============
Earnings per share:
    Basic                                             $        2.13                                  $        2.16
    Diluted                                           $        2.09                                  $        2.12

Weighted-average shares outstanding                         163,885                                        163,885
Weighted-average shares outstanding
    assuming dilution                                       167,080                                        167,080

             See Notes to Pro Forma Financial Statements (Unaudited)

                  PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                         Six Months Ended March 31, 2002

                                                             Historical                       Pro Forma
                                                      ---------------------------  -------------------------------
                                                       BJ Services       OSCA       Adjustments         Combined
                                                      -------------  ------------  -------------      ------------
                                                                 (in thousands, except per share data)
Revenue                                                $   952,449   $    77,415    $                 $ 1,029,864
Operating Expenses:
    Cost of sales and services                             724,193        64,441                          788,634
    Selling, general and administrative                     62,624        12,480                           75,104
    Goodwill amortization                                                    292                              292
    Unusual charge - Litigation Verdict                                   13,541                           13,541
                                                       -----------   -----------    ----------        -----------
        Total operating expenses                           786,817        90,754                          877,571
Operating Income (loss)                                    165,632       (13,339)                         152,293

Interest expense                                            (2,310)         (625)       (5,568) (4)        (8,503)
Interest income                                                677           173                              850
Foreign currency gain (loss)                                   328          (149)                             179
Other income (expense) - net                                (1,412)         (113)                          (1,525)
                                                       -----------   -----------    ----------        -----------
Income (loss) before income taxes                          162,915       (14,053)       (5,568)           143,294
Income tax expense (credit)                                 57,020        (4,696)       (1,949) (5)        50,375
                                                       -----------   -----------    ----------        -----------
Net income (loss)                                      $   105,895   $    (9,357)   $   (3,619)       $    92,919
                                                       ===========   ===========    ==========        ===========

Earnings (loss) per share:
    Basic                                              $      0.67                                    $      0.59
    Diluted                                            $      0.66                                    $      0.58

Weighted-average shares outstanding                        157,249                                        157,249
Weighted-average shares outstanding
    assuming dilution                                      160,476                                        160,476


             See Notes to Pro Forma Financial Statements (Unaudited)

               NOTES TO PRO FORMA FINANCIAL STATEMENTS (Unaudited)
                  (dollars in thousands, except per share data)

(1) The pro forma financial statements reflect the purchase of 100% of the outstanding shares of OSCA common stock at a price of $28.00 per share. In accordance with purchase accounting, the assets and liabilities of OSCA will be recorded on BJ Services' books at estimated fair market value with the remaining purchase price reflected as goodwill. Valuation and other studies that will be used to determine the fair market values of OSCA's assets and liabilities are not yet available. Accordingly, for purposes of these pro forma financial statements, the allocation of the purchase price has been made based on historical book value of OSCA. Such allocation of the purchase price is, therefore, preliminary and the final allocation may be substantially different

         The following reflects management's estimates of the necessary adjustments to OSCA's historical statement of financial position:

          BJ Services Consideration Paid:
            Cash to OSCA stockholders                                          $ 416,252
            Settlement of options                                                  8,000
            Payment of debt assumed                                               35,000
            Transaction costs                                                     11,000
                                                                               ---------
              Total consideration                                              $ 470,252
          Less: OSCA's stockholders' equity, as adjusted                          98,298
                                                                               ---------
          Net adjustment                                                       $ 371,954
                                                                               ---------

          Allocation of Adjustment:
            Deferred tax asset                                                 $   6,600
            Other assets                                                           7,725(a)
            Accrual for severance, facility closings and other non-recurring
             costs associated with the acquisition                                (4,200)
            Goodwill                                                             361,829(b)
                                                                               ---------
                                                                               $ 371,954
                                                                               =========

         (a) Adjustment to record a receivable from Great Lakes Chemical Corporation for their portion of OSCA's obligation of $13.3 million relating to the lawsuit (the Newfield Litigation) described in Note 6 of the notes to condensed consolidated financial statements in OSCA's quarterly report to shareholders for the fiscal quarter ended March 31, 2002. Great Lakes undertook this obligation in an Indemnification Agreement with BJ Services Company dated February 20, 2002.

         (b) Upon completion of the valuation of assets purchased, certain finite lived tangible and/or intangible assets may be identified or revalued. For each $25 million of such assets the annual amortization (assuming an average useful life of 10 years) would result in a reduction of net income of $1.6 million or $.01 per diluted share.

(2) Reflects material cash transactions directly related to the OSCA acquisition as follows:

          Payment of change of control agreements                    $   6,300
          Payment of note issuance costs                                 8,200
                                                                     ---------
                                                                     $  14,500
                                                                     ---------

(3)  Financing of the total consideration is summarized as follows:

       Cash and Cash equivalents:
         Payment of debt assumed                                     $   35,000
         Transaction costs                                               11,000
         Settlement of options                                            8,000
         Payments to OSCA shareholders in excess of
            proceeds from issuance of convertible senior notes            7,943
                                                                     ----------
       Total cash and cash equivalents                               $   61,943
       Gross proceeds from issuance of senior convertible notes         408,309
                                                                     ----------
       Total consideration                                           $  470,252
                                                                     ==========

(4) On April 19, 2002, BJ Services sold senior convertible notes with a face value at maturity of $516.4 million for gross proceeds of $408.3 million. The effective interest rate on these borrowings is 1.625%, resulting in annual interest expense of $8.4 million. Annual amortization of $2.7 million of note issuance costs has been added to the $8.4 million of interest expense in this pro forma adjustment.

(5) Adjustment to reflect assumed tax rate of 35% for the tax effect of the pro forma adjustments.

     Exhibits:
     ---------
                                          Exhibit Name
                  --------------------------------------------------------------

       23.1       Consent of Ernst & Young LLP

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      BJ SERVICES COMPANY



                                      By:    /s/ Margaret Barrett Shannon
                                         ---------------------------------------
                                             Margaret Barrett Shannon
                                             Vice President -- General
                                             Counsel and Secretary

Date:  July 17, 2002

                                  Exhibit Index

     Exhibits:
     ---------
                                          Exhibit Name
                  --------------------------------------------------------------

       23.1       Consent of Ernst & Young LLP